Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”) by and among Donald L. Smith, Jr. (“Smith”), on the one hand, and Devcon International Corp. (“Devcon”) and Bahamas Construction & Development Ltd. (“BCD”, and collectively with Devcon, the “Company”), on the other hand, is entered into by the parties hereto as of June 5, 2006.

Recitals

WHEREAS, as of the date hereof, certain sums in the aggregate amount set forth on Exhibit “A” (the “EBR Debt”) are owing to BCD by EBR Holding Limited, EBR Properties Limited and Emerald Bay Resort & Co., which amount is evidenced by the promissory notes described in Exhibit “A” (the “Notes”); and

WHEREAS, the EBR Debt is secured by certain guarantees and other collateral in favor of BCD (the “Collateral”); and

WHEREAS, Smith, through DSMS Limited, and BCD are minority partners of EBR Holding Limited owning 1,126 and 121 ordinary voting shares, respectively, and corresponding percentages of Emerald Bay Resort & Co.; and

WHEREAS, Devcon is the sole shareholder of BCD and will derive benefits from the transactions contemplated by this Agreement; and

WHEREAS, BCD desires to sell, assign, transfer and convey to Smith all rights BCD has in and to the Notes and the Collateral; and

WHEREAS, Devcon currently owes Smith certain sums in the aggregate amount equal to US$1,725,000, plus accrued but unpaid interest (the “Smith Debt”), which Smith Debt Devcon and Smith each desire to be offset against the purchase price for Smith’s purchase of the Notes; and

WHEREAS, Devcon desires to make a cash payment of US$434,350.22 to Smith in satisfaction of all remaining amounts evidenced by the Smith Debt after offset of the EBR Debt against such Smith Debt, all on the terms and conditions more specifically hereinafter set forth, and

WHEREAS, Devcon desires that it be granted substantial debt relief and forgiveness with respect to the Smith Debt as set forth herein

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

Terms

1. Incorporation of Recitals. The recitals to this Agreement are hereby incorporated into this Agreement with the same force and effect as if set forth at length herein.

2. Amount of Indebtedness. The parties hereto mutually agree and acknowledge that a detailed summary of the EBR Debt, showing the principal balance and interest accrued as of the date hereof under the Notes and a detailed summary of the Smith Debt, together with a detailed summary of all offsets and necessary cash payments is contained in Exhibit “A” to this Agreement.

3. Cash Payment, Offset. In consideration of the cancellation of the Smith Debt by Smith and in order to induce Smith to enter into this Agreement, the Company is hereby, simultaneously with the execution and delivery of this Agreement:

(a) making a cash payment in the amount of US$434,350.22 plus any amounts representing accrued but unpaid interest owing on the Smith Debt to Smith (the “Cash Payment”);

(b) selling, assigning, conveying and transferring to Smith all rights of the Company in and to the Notes, the Collateral and the EBR Debt and right to payments evidenced by the Notes.

4. Closing. The closing (“Closing”) of the satisfaction and cancellation of the Smith Debt and the assignment of the EBR Debt is taking place simultaneously with the execution of this Agreement at the offices of the Company, at 10:00 A.M., local time, on the date hereof .

(a) The Company is delivering to Smith the following:

(i) The Cash Payment;

(ii) the Notes accompanied by good and sufficient instruments of transfer transferring to Smith title to the Notes;

(iii) the Collateral, accompanied by such instruments of transfer as Smith may require to benefit from the Collateral; and

(iv) Any other documents and instruments reasonably required by Smith to effect the terms and conditions of this Agreement.

(b) In exchange for the above deliveries, Smith shall accept such deliveries in full and complete satisfaction of the Smith Debt and shall release to the Company the originally executed copies of each note or other instrument or documentation evidencing the Smith Debt (or replacements thereof to the extent necessary), all of which shall be prominently marked “CANCELED” by Smith, as well as any other documents and instruments reasonably required by the Company to effect the terms and conditions of this Agreement.

5. Release of Security Interests. Smith hereby releases any security interests granted to Smith by the Company pursuant to the terms of the Smith Debt. Smith hereby covenants and agrees to execute and deliver such instruments and documents reasonably requested by the other to effect the release of such security interests.

6. Representations and Warranties by the Company. The Company hereby represents and warrants to Smith, and acknowledges that each such representation and warranty is independently material and is being relied upon by Smith, that:

(a) This Agreement has been duly executed and delivered by the Company, and the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b) BCD is the sole owner of the EBR Debt, the Notes and the Collateral and has not assigned any of its rights in the EBR Debt, the Notes or the Collateral to any other person.

(c) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (i) violate any law or any order of any court or governmental authority that is binding on the Company; or (ii) result in a breach of or default under any contract or other agreement to which the Company is a party or by which any of its assets are bound.

7. Representations and Warranties by Smith. Smith hereby represents and warrants to the Company, and acknowledges that each such representation and warranty is independently material and is being relied upon by the Company, that:

(a) This Agreement has been duly executed and delivered by Smith, and Smith has all requisite power and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b) Smith is the sole owner of the Smith Debt and has not assigned any of its rights in the Smith Debt to any other person.

(c) The execution, delivery and performance of this Agreement by Smith and the consummation by Smith of the transactions contemplated by this Agreement will not: (i) violate any law or any order of any court or governmental authority that is binding on Smith; or (ii) result in a breach of or default under any contract or other agreement to which Smith is a party or by which any of his assets are bound.

8. Indemnity. Each party hereto covenants and agrees that, notwithstanding the Closing and the delivery of any instruments of conveyance, each party shall indemnify, defend and hold harmless the other party hereto from, for and against any loss, damage, liability or deficiency (including, without limitation, attorneys’ fees and other costs and expenses) arising out of or resulting from any inaccuracy in any representation or the breach of any warranty made by such party, and any failure of such party to duly perform or observe any term, provision, covenant, agreement or condition hereunder to be performed or observed by such party.

9. Release. Except to enforce the terms of this Agreement, each of the parties hereto and each of their respective estates, successors, assigns, affiliates, agents, attorneys and employees (the “Releasors”), hereby release the other party hereto and their respective estates, successors, assigns, affiliates, agents, attorneys, employees, officers and directors (the “Releasees”) from any and all liabilities, claims, actions, causes of action, suits, debts, accounts, damages, injuries or demands of whatever kind or nature (including any claims for attorneys’ fees), arising in connection with the EBR Debt or the Smith Debt, which any of the Releasors had, now have, or may have against any of the Releasees, whether fixed, liquidated or contingent, whether arising in law or at equity, whether known or unknown, whether accrued or to accrue, whether asserted by way of claim, counterclaim, cross-claim, action for indemnity, contribution or otherwise.

10. Expenses. Each party hereto acknowledges that it shall be responsible for any and all expenses, fees, and other costs incurred by such party as a result of or relating to this Agreement or the transactions contemplated hereby.

11. Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery hereof and the performance by the parties of their respective obligations hereunder, and shall remain in full force and effect.

12. Further Assurances. Each party hereto shall take any and all action and shall execute, deliver and file any and all documents, instruments and agreements that may be requested by any other party hereto in writing, at any time, in order to effect the transactions contemplated hereby and the purposes hereof.

13. Assignment and Binding Effect. This Agreement and the respective rights and obligations of the Company and Smith hereunder may not be assigned by either of them. Any attempted assignment shall be void and ineffective. This Agreement shall be binding upon the successors of the parties hereto, and shall benefit those successors.

14. Termination, Amendments and Waivers. This Agreement may not be terminated, modified, amended or waived except by and to the extent expressly set forth in a writing signed by the party to be charged therewith, which shall be effective in accordance with its term.

15. Entire Agreement. This Agreement and the documents and instruments delivered simultaneously with the execution and delivery hereof contain the entire agreement and understanding of the parties hereto regarding the transactions contemplated hereby, supersede any prior or contemporaneous agreement, offer or representation, oral or written, by any party hereto.

16. Governing Law. This Agreement, all documents and instruments delivered hereunder and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the laws of the State of Florida as currently in effect and subject to applicable principles of international law. In the event that any party hereto is required to enforce compliance with the terms hereof, as a result of the failure to comply on the part of another party, the prevailing party shall be entitled to attorney’s fees (including those of appeal and cost in enforcing compliance hereunder), the losing party being responsible to pay such fees and costs to the prevailing party.

17. Counterparts. This Agreement may be executed by the parties in any number of counterparts and each executed copy shall be an original for all purposes without accounting for other copies. Any facsimile signature shall be deemed a manually executed and delivered original.

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IN WITNESS WHEREOF, the parties hereto have executed or have caused to be executed this Agreement in their respective names and on their behalf as of the date first above written.

Witnesses:	DEVCON INTERNATIONAL CORP.

/s/ KENNETH PAULSEN	By:	/s/ Stephen J. Ruzika
kenneth Paulsen	Name:	Stephen J. Ruzika
	Title:	Chief Executive Officer and President

Witnesses:	BHAMAS CONSTRUCTION & DEVELOPMENT LTD.

/s/ KENNETH PAULSEN	By:	/s/ Stephen J. Ruzika
Kenneth Paulsen	Name:	Stephen J. Ruzika
	Title:	President

Witnesses:

/s/ Kim Fank	/s/ Donald L. Smith, Jr.
Kim Fank	Donald L. Smith, Jr.

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